Exhibit 99.1

Verisk Announces Closing of Wood Mackenzie Sale

JERSEY CITY, N.J., February 2, 2023 – Verisk (Nasdaq: VRSK), a leading global data analytics provider, today announced the closing of the sale of Wood Mackenzie to an affiliate of Veritas Capital (“Veritas”), a leading investor at the intersection of technology and government.

“This marks a significant value-creating step for Verisk, which returns the company to its roots as a dedicated strategic partner to the global insurance industry,” said Lee Shavel, president and CEO, Verisk. “We’ll continue to execute our strategy to deliver long-term sustainable growth by enabling our customers to make better decisions, increase efficiency and reduce operating expenses, while delivering a better experience to their customers.”

The sale of Wood Mackenzie followed divestitures of Verisk’s financial services and environmental health and safety businesses last year. The divestitures were the result of an in-depth portfolio review by Verisk.

The terms of the sale of Wood Mackenzie to Veritas were described in a previous press release, which can be found here.

Morgan Stanley & Co LLC is acting as financial advisor and Davis Polk & Wardwell LLP as legal advisor to Verisk in connection with the transaction. Gibson, Dunn & Crutcher LLP is acting as legal advisor to Veritas.

About Verisk

Verisk (Nasdaq: VRSK) provides data-driven analytic insights and solutions for the insurance industry. Through advanced data analytics, software, scientific research and deep industry knowledge, Verisk empowers customers to strengthen operating efficiency, improve underwriting and claims outcomes, combat fraud, and make informed decisions about global issues including climate change and extreme events as well as political and ESG topics. With offices in more than 20 countries, Verisk consistently earns certification by Great Place to Work and fosters an inclusive culture where all team members feel they belong. For more, visit Verisk.com and the Verisk Newsroom.

Media Contact:

Alberto Canal

Verisk

alberto.canal@verisk.com

201.469.2618